UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K
________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 1, 2016

Ruby Tuesday, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	1-12454	63-0475239
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 West Church Avenue
Maryville, Tennessee 37801
(Address of Principal Executive Offices)

(865) 379-5700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions  (See General Instructions A.2.below):

❒  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On May 1, 2016, the Executive Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Ruby Tuesday, Inc., a Georgia corporation, (the “Company”), adopted and approved the Ruby Tuesday, Inc. Executive Severance Plan and the Ruby Tuesday, Inc. Change in Control Severance Plan (the “Executive Plan” and the “CIC Plan” respectively; collectively the “Plans”) for employees of the Company at the level of Vice President or above, including the Company’s executive officers.

The Executive Plan provides for the payment of severance and other benefits to eligible employees in the event of a termination of employment with the Company, other than for Cause or death, or termination of employment with the Company for Good Reason, each as defined in the Executive Plan (each a “Qualifying Termination”).  In the event of a Qualifying Termination, and subject to the employee’s execution of a general release of liability against the Company and certain other restrictions, the Executive Plan provides the following payments and benefits to the executive officers:

·
A lump-sum payment in an amount equal to the product of (i) the applicable severance multiple (for the Chief Executive Officer, 3; and for the Chief Financial Officer and other senior executives, 1.5) and (ii) the executive’s base salary;

·
A lump-sum payment in an amount equal to the amount the executive would have earned under the Company’s applicable annual incentive plan had the executive remained employed through the date the Committee determined the Company’s performance under the incentive plan, adjusted on a pro rata basis based on the number of days the executive was actually employed during the incentive plan year; and

·
A lump-sum payment in an amount equal to the product of (i) 1.5 and (ii) the annual employer contributions to the executive’s medical, dental, optical, and group term-life insurance coverage in effect for the year of termination based on the same coverage level and cost to the executive as in effect immediately prior to the executive’s termination.

The CIC Plan provides for the payment of severance and other benefits to eligible employees in the event of a termination of employment with the Company, other than for Cause or death, or termination of employment with the Company for Good Reason, provided such termination occurs within 24 months after a Change of Control, all as defined by the CIC Plan (hereinafter, such terminations are a “CIC Qualifying Termination”).  In the event of a CIC Qualifying Termination, and subject to the employee’s execution of a general release of liability against the Company and certain other restrictions, the CIC Plan provides the following payments and benefits to the executive officers:

·
A lump-sum payment in an amount equal to the product of (i) the applicable severance multiple (for the Chief Executive Officer, 3; and for the Chief Financial Officer and other senior executives, 2) and (ii) the executive’s base salary, including Target Annual Bonus as defined in the CIC Plan;

·
A lump-sum payment in an amount equal to the executive’s Target Annual Bonus, adjusted on a pro rata basis based on the number of days the executive was actually employed during the applicable incentive plan year;

·
A lump-sum payment in an amount equal to the product of (i) 1.5 and (ii) the annual employer contributions to the executive’s medical, dental, optical, and group term-life insurance coverage in effect for the year of termination based on the same coverage level and cost to the executive as in effect immediately prior to the executive’s termination; and

·	Reimbursement for outplacement service costs incurred within 18 months following the termination up to a maximum of $30,000, subject to certain restrictions.

Both Plans require execution of a general release of claims against the Company, and both Plans provide that any payment pursuant thereto is in lieu of any other payments that may be due to the executive under any other plan or agreement (excluding any outstanding long-term incentive plan awards, whose treatment is determined pursuant to the applicable long-term incentive plan under which the award was granted and the related award agreement).  In addition, both Plans require compliance with certain restrictive covenants, including a noncompetition, nonsolicitation, nondisclosure of confidential information, and nondisparagement.

Neither Plan provides for a gross-up payment to any executive, or any other eligible employee, to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 of the Internal Revenue Code or any similar federal, state, or local tax that may be imposed (the “Excise Tax”).  Instead, the Plans provide that in the event that the payments described would, if paid, be subject to the Excise Tax, then the payments will be reduced to the extent necessary so that no portion of the payments is subject to the Excise Tax, provided that the net amount of the reduced payments, after giving effect to the income tax consequences, is greater than or equal to the net amount of the payments without such reduction, after giving effect to the Excise Tax and income tax consequences.

Both Plans commence on May 1, 2016, and remain in effect for three years, following which the Plans automatically renew for successive one-year periods unless the Board or the Committee provide written notice of termination to the then-covered executives at least 120 days prior to the end of the then-applicable term.

The foregoing does not purport to be a complete summary of the Plans and is qualified in its entirety by reference to the text of the Plans, which are attached as Exhibits 99.1 and 99.2 and are incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
(d)	Exhibits.

99.1	Ruby Tuesday, Inc. Executive Severance Plan.

99.2	Ruby Tuesday, Inc. Change in Control Severance Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ruby Tuesday, Inc.
(Registrant)

By:/s/ James J. Buettgen
James J. Buettgen
Chairman of the Board, President, and
Chief Executive Officer

Date: May 5, 2016